To the Board of Directors
World Waste Technologies, Inc




            Consent of Independent Registered Public Accounting Firm


We consent to the use of our Independent Registered Public Accounting Firm's Report dated February 17, 2006, except for (Note 16, which is as of May 19,
2006) covering the consolidated financial statements of World Waste Technologies, Inc. for the year ended December 31, 2005 and 2004 to be included in this Amended Registration Statement on Form S-1 to be filed with the Commission on approximately November 6, 2006.

We also consent to the reference to us as experts in matters of accounting and auditing in this Registration Statement.




/s/ Stonefield Josephson
Stonefield Josephson, Inc
CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
November 6, 2006